UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PPL Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Corporation

Notice of Annual Meeting April 23, 2004 and Proxy Statement

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of PPL Corporation (“PPL” or the “Company”) will be held at Lehigh University’s Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 23, 2004, at 10:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.	Election of three directors for a term of three years.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2004.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

After reading the Proxy Statement, please follow the instructions on the enclosed Proxy for voting over the Internet, by telephone or by returning your Proxy marked, signed and dated as soon as possible to assure your representation at the Annual Meeting. Only shareowners of record at the close of business on Friday, February 27, 2004, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Robert J. Grey

Secretary

March 19, 2004

Proxy Statement

The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to shareowners on or about March 19, 2004.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has established Friday, February 27, 2004, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. The Articles of PPL divide its voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 177,745,983 shares of common stock was outstanding on the Record Date. Each outstanding share of common stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

The following table sets forth the stock ownership of each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company’s common stock as of February 17, 2004:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
AXA Financial, Inc.(1) 1290 Avenue of the Americas New York, NY 10104	16,787,583 shares(2)(3)	9.5%

[1]	The source of this information is a Schedule 13G filed on February 10, 2004 by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA.
[2]	16,767,033 of the shares that are beneficially owned are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a subsidiary of AXA Financial, Inc. Of these shares, 17,150 shares are beneficially owned by The Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc. AXA Financial, Inc. is owned by AXA, and the other filing persons, as a group, control AXA. The remaining 3,400 shares are beneficially owned by AXA Rosenberg Investment Management LLC, a subsidiary of its parent holding company AXA.
[3]	The following table describes the nature of the beneficial ownership of the shares among the AXA entities:

	Deemed to Have Sole Power to Vote or to Direct the Vote	Deemed to Have Shared Power to Vote or to Direct the Vote	Deemed to Have Sole Power to Dispose or to Direct the Disposition	Deemed to Have Shared Power to Dispose or to Direct the Disposition
Alliance Capital Management L.P.	7,797,525	2,616,367	16,767,033	0
The Equitable Life Assurance Society of the United States	3,150	0	17,150	0
AXA Rosenberg Investment Management LLC	2,900	0	0	3,400
Total	7,803,575	2,616,367	16,784,183	3,400

Execution of the Proxy will not affect a shareowner’s right to attend the Annual Meeting and vote in person. Any shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary on an executed Proxy, the Proxy solicited hereby will be voted FOR the election of directors and FOR the ratification of the appointment of independent auditor. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for Proposal 2 if you do not timely provide your Proxy because these matters are considered “routine” under the applicable rules. Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PPL Services Corporation, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant’s account will be voted in accordance with the participant’s instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.

To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

Regarding Proposal 1 (Election of Directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying Proxy or by following the instructions if voting over the Internet or by telephone. In order to be approved, Proposal 2 (Ratification of the Appointment of Independent Auditor) must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class. A meeting of shareowners of the Company duly called shall not be organized for the transaction of business unless a quorum is present. The presence of shareowners entitled to cast at least a majority of the votes that all shareowners are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter.

PROPOSAL 1: ELECTION OF DIRECTORS

PPL has a classified Board of Directors, currently consisting of nine directors divided into three classes. These classes consist of three directors whose terms will expire at the 2004 Annual Meeting, three directors whose terms will expire at the 2005 Annual Meeting, and three directors whose terms will expire at the 2006 Annual Meeting.

The nominees this year are William F. Hecht, Stuart Heydt and W. Keith Smith. The nominees are currently serving as directors. Dr. Heydt and Messrs. Hecht and Smith were elected by the Shareowners at the 2001 Annual Meeting. If elected by the Shareowners, Dr. Heydt and Messrs. Hecht and Smith would serve until the 2007 Annual Meeting and until their successors are elected and qualified. Following the election of these three nominees, there will be nine members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2005 Annual Meeting, three directors whose terms would expire at the 2006 Annual Meeting, and three directors whose terms would expire at the 2007 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors

recommends that shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

WILLIAM F. HECHT, 61, is Chairman, President and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC, subsidiaries of PPL Corporation. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PPL in 1964. He was elected President and Chief Operating Officer in 1991 and has served in his present position since 1993. Mr. Hecht is a director of DENTSPLY International Inc., the Federal Reserve Bank of Philadelphia and RenaissanceRe Holdings Ltd., and serves on the board of a number of civic and charitable organizations. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Hecht has been a director since 1990.

STUART HEYDT, 64, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is chair of the Audit Committee and a member of the Compensation and Corporate Governance, Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991.

W. KEITH SMITH, 69, served as Vice Chairman of Mellon Financial Corporation and Senior Vice Chairman of Mellon Bank, N.A., of Pittsburgh, Pennsylvania, as well as a director of both organizations, until his retirement in December 1998. Mr. Smith also is a director of DENTSPLY International Inc. He currently serves on the board of Allegheny General Hospital, Invesmart, Inc., Baytree Bancorp., Inc., Baytree National Bank and Trust Co. and several nonprofit boards. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan, his M.B.A. from the University of Western Ontario, and is a Chartered Accountant. He is chair of the Finance Committee and a member of the Audit Committee. Mr. Smith has been a director since 2000.

DIRECTORS CONTINUING IN OFFICE:

FREDERICK M. BERNTHAL, 61, is President of Universities Research Association (“URA”), a position he has held since 1994. Located in Washington, D.C., URA is a consortium of 90 leading research universities engaged in the construction and operation of major research facilities. URA is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997; his term ends in 2005.

JOHN R. BIGGAR, 59, is Executive Vice President and Chief Financial Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, and as a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, subsidiaries of PPL Corporation. He is a member of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Biggar joined the Company in 1969. Before being named to his current position in 2001, he served as Senior Vice President and Chief Financial Officer as well as Vice President-Finance. Mr. Biggar serves as a member of the Board of Trustees of Lycoming College. He earned a bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. Mr. Biggar has been a director since 2001; his term ends in 2005.

JOHN W. CONWAY, 58, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since February 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-Chairman of the Can Manufacturers Institute and is a director of West Pharmaceutical Services. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Compensation and Corporate Governance and Finance Committees. He has been a director since 2000; his term ends in 2006.

E. ALLEN DEAVER, 68, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., of Lancaster, Pennsylvania. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. He is a director of the Geisinger Health System. Mr. Deaver is chair of the Compensation and Corporate Governance Committee and a member of the Executive, Finance and Nuclear Oversight Committees. He also serves as the presiding director who chairs executive sessions of the independent directors. He has been a director since 1991; his term ends in 2006.

LOUISE K. GOESER, 50, is Vice President, Quality for Ford Motor Company, a position she has held since 1999. In that position, she is responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She is a member of the Nuclear Oversight Committee and has been a director since 2003; her term ends in 2005.

SUSAN M. STALNECKER, 51, is Vice President-Government and Consumer Markets, DuPont Safety & Protection of E. I. du Pont de Nemours and Company, of Wilmington, Delaware. Before being named to her current position on January 1, 2003, she served as Vice President-Finance and Treasurer since 1998. DuPont delivers science-based solutions for markets that make a difference in people’s lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Ms. Stalnecker serves on the board of Duke University and is president of the Board of Trustees of the Delaware Art Museum. Ms. Stalnecker received a bachelor’s degree from Duke University and her M.B.A. from the Wharton School of Graduate Business at the University of Pennsylvania. She is a member of the Audit and Finance Committees. She has been a director since December 2001; her term ends in 2006.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors met six times during 2003. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 2003 was 96%. Directors are expected to regularly attend all meetings of the Board, its Committees and shareowners. All directors attended the 2003 Annual Meeting of Shareowners.

Independence of Directors. At its January 2004 meeting, the Board determined that all of its non-employee directors are independent from the Company and management under the listing standards of the New York Stock Exchange (“NYSE”). In reaching this conclusion, the Board considered all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries. As part of this determination, the Board adopted a categorical standard of independence that views business transactions between the Company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than 2% of the employer’s consolidated gross revenues in any fiscal year, as not impairing the director’s independence.

Executive Sessions; Presiding Director. The independent directors meet in regular executive sessions during each Board meeting without management present. The Board has designated E. Allen Deaver as the presiding director to chair these executive sessions.

Guidelines for Corporate Governance. In February 2003, the Company enhanced its Guidelines for Corporate Governance. The full text of the Guidelines can be found in the Corporate Governance section of the Company’s Web site (www.pplweb.com/corporategovernance.htm).

Shareowner Communications with Board. Shareowners interested in communicating with the presiding director or with the independent directors as a group may write to the Presiding Director or the Board of Directors c/o Corporate Secretary’s Office, PPL Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the Company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. In June 2003, the Company enhanced its Standards of Conduct and Integrity, which are applicable to all Board members and employees of the Company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the Company. The full text of the Standards can be found in the Corporate Governance section of the Company’s Web site (www.pplweb.com/corporategovernance.htm).

Board Committees

The Board of Directors has five standing committees—the Executive, Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees. Each non-employee director usually serves on one or more of these committees. The Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees are composed entirely of independent directors. The charters of each of these committees are available in the Corporate Governance section of the Company’s Web site (www.pplweb.com/corporategovernance.htm).

Executive Committee. During the periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2003. The members of the Executive Committee are Mr. Hecht (chair), Drs. Bernthal and Heydt and Mr. Deaver.

Compensation and Corporate Governance Committee. The principal functions of the Compensation and Corporate Governance Committee (“C&CGC”) are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to identify and recommend to the Board of Directors candidates for election to the Board; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; to establish and administer programs for evaluating the performance of Board members; and to review management’s succession planning. Another principal committee function is to develop and implement the Company’s corporate governance guidelines. All of the members of the C&CGC are independent within the meaning of the listing standards of the NYSE, the rules of the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service, and the Company’s categorical standard of independence described above under the heading of “Independence of Directors.” This committee met four times in 2003. The members of the C&CGC are Mr. Deaver (chair), Mr. Conway and Dr. Heydt.

The C&CGC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the C&CGC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The Company believes that prior business experience provides a necessary basis for consideration of the many complicated issues associated with the Company’s business and the impact of related decisions on shareowners, customers, employees and the general public.

In addition, the C&CGC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. Finally, the C&CGC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board and Committee meetings.

Nominations for the election of directors may be made by the Board of Directors or the C&CGC or by any shareowner entitled to vote in the election of directors generally. If the C&CGC or management identifies a need to add a new Board member to fulfill a special need or to fill a vacancy, the C&CGC usually retains a third-party search firm to identify a candidate or candidates. The C&CGC maintains an updated rolling list of potential candidates.

Once the C&CGC has identified a prospective nominee, it usually requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The Chairman, President and Chief Executive Officer and at least one member of the C&CGC then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the Company’s Guidelines for Corporate Governance, the C&CGC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominees after considering the recommendation and report of the C&CGC.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the Company 75 days prior to the 2005 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures are included in the Company’s Bylaws, which can be found at the Corporate Governance section of the Company’s Web site (www.pplweb.com/corporategovernance.htm).

Finance Committee. The principal functions of the Finance Committee are to approve specific Company financings and corporate financial policies; to authorize capital expenditures in excess of the Company’s annual business plan; to authorize acquisitions and dispositions in excess of $5 million; and to review, approve and monitor the policies and practices of the Company and its subsidiaries in managing financial risk. All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s categorical standard of independence described above under the heading “Independence of Directors.” The Finance Committee met seven times in 2003. The members of the Finance Committee are Mr. Smith (chair), Messrs. Conway and Deaver and Ms. Stalnecker.

Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the Company’s nuclear function; to advise Company management on nuclear matters; and to provide advice and recommendations to the Board of Directors concerning the future direction of the Company and management performance related to the nuclear function. All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s categorical standard of independence described above under the heading of “Independence of Directors.” The Nuclear Oversight Committee met three times in 2003. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Mr. Deaver, Ms. Goeser and Dr. Heydt.

Audit Committee. The primary function of the Audit Committee is to assist the Company’s Board of Directors in the oversight of: (i) the integrity of the financial statements of the Company and its subsidiaries; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s independent auditor and internal audit function. The Charter of the Audit Committee, which specifies the Audit Committee’s responsibilities, is attached to this Proxy Statement as Schedule A and is available on the Company’s Web site (www.pplweb.com/corporategovernance.htm). In addition to four regularly scheduled meetings during the course of the year, the Audit Committee participated in two conference calls with Company management and the independent auditor. The members of the Audit Committee are non-employees of the Company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the SEC and the Company’s categorical standard for independence described above under the heading “Independence of Directors.” The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Smith and Ms. Stalnecker. The Company’s Board of Directors has determined that Mr. Smith is an audit committee financial expert for purposes of the rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements. Company management is responsible for the preparation and integrity of the Company’s financial statements, the financial reporting process and the associated system of internal controls. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for auditing the Company’s annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the conformity of the statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

The independent auditor is ultimately accountable to the Audit Committee, which has the sole authority to select, evaluate and replace the independent auditor and to approve all audit engagement fees and terms. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from its independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has had discussions with PricewaterhouseCoopers LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of such independent auditor.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has also discussed with Company management, the internal auditor and the independent auditor the process utilized in connection with the certifications of the Company’s principal executive officer and principal financial officer required by the Sarbanes-Oxley Act of 2002 and related SEC rules for the Company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is attached to this Proxy Statement as Schedule A and is available on the Company’s Web site (www.pplweb.com/corporategovernance.htm). The Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Stuart Heydt, Chair
Frederick M. Bernthal
W. Keith Smith
Susan M. Stalnecker

Compensation of Directors

Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $79,000 per year, of which a minimum of $55,000 (“Mandatory Deferral”) is allocated to a deferred stock account under the Directors Deferred Compensation Plan (“DDCP”). Effective January 1, 2004, each non-employee director received a one-time additional retainer fee, equal to 3,500 deferred stock units, as a Mandatory Deferral. Any new director joining the Board of Directors in the future also would receive these same deferred stock units. Such deferred stock units have a 5-year restriction period and are subject to forfeiture if the director leaves the Board of Directors before the end of this restriction period. Each non-employee director also receives a fee of $1,500 for attending Board of Directors meetings, Committee meetings and other meetings at the Company’s request, and a fee of $200 for participating in meetings held by telephone conference call. Committee Chairs receive an additional fee of $1,000 for attending Committee meetings that they chair.

Pursuant to the DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the Mandatory Deferral. Under this Plan, these directors can defer compensation other than the Mandatory Deferral into a deferred cash account or stock account. Payment of these amounts and accrued interest or dividends is deferred until after the directors’ retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director’s deferred stock account. As with the other DDCP benefits, this additional deferred stock together with accrued dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Stock Ownership

All directors and executive officers as a group own less than 1% of PPL’s common stock. The following table sets forth certain ownership of the Company’s stock as of January 2, 2004, unless otherwise noted:

Name	Shares of Common Stock Owned(1)
F. M. Bernthal	20,072	(2)
J. R. Biggar	132,617	(3)
P. T. Champagne	127,343	(4)
J. W. Conway	12,595	(5)
E. A. Deaver	24,621	(6),(7)
L. E. De Simone	150,082	(8)
L. K. Goeser	4,414	(9)
W. F. Hecht	772,857	(10)
S. Heydt	24,285	(7),(11)
J. H. Miller	73,922	(12)
W. K. Smith	14,171	(13)
S. M. Stalnecker	6,166	(14)
All 18 executive officers and directors as a group	1,730,295	(15)

[1]	The number of shares owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan (“ESOP”).
[2]	Consists of 20,072 shares credited to his deferred stock account under the DDCP.
[3]	Includes 93,577 shares which may be acquired within 60 days upon the exercise of stock options granted under the Company’s Incentive Compensation Plan (“ICP”).
[4]	Includes 68,647 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.

[5]	Includes 11,444 shares credited to his deferred stock account under the DDCP.
[6]	Includes 20,928 shares credited to his deferred stock account under the DDCP.
[7]	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver—2,041 shares and Dr. Heydt—1,522 shares.
[8]	Includes 83,177 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[9]	Includes 4,314 shares credited to her deferred stock account under the DDCP.
[10]	Includes 565,410 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[11]	Includes 21,154 shares credited to his deferred stock account under the DDCP.
[12]	Includes 36,207 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[13]	Includes 12,171 shares credited to his deferred stock account under the DDCP.
[14]	Includes 6,044 shares credited to her deferred stock account under the DDCP.
[15]	Includes 1,097,771 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP, 3,420 restricted stock units and 96,127 shares credited to the directors’ deferred stock accounts under the DDCP.

During 2003, the Company implemented the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of Company common stock ranging in value from two times to five times base salary, as follows:

Executive Officer	Multiple of Base Salary
Chairman, President & CEO	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of certain operating subsidiaries	2x

Executive officers with more than five years of service in an executive or non-executive officer position with the Company are expected to achieve their minimum Equity Guidelines level by December 31, 2005. Executive officers with less than five years of service must attain their minimum Equity Guidelines level by the later of the end of their five-year anniversary in an officer capacity or December 31, 2005. Until the minimum Equity Guidelines level is achieved, executive officers are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the cost of the exercise). To assist the executive officers in achieving or surpassing their minimum Equity Guidelines level, the Company implemented the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of their annual cash incentive award in exchange for restricted stock units equal in value at the time of the grant to 140% of the cash amount so deferred (an “Exchange”). See “REPORT OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION” below for more details on this program.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, the Company’s directors and executives met all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) in 2003.

Retirement Plans for Executive Officers

PPL officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from a PPL affiliated company. For purposes of calculating benefits under the PPL Retirement Plan, the compensation used is base salary less amounts deferred under the PPL officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 11. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned (as described below), as well as dividends paid on restricted stock.

Benefits payable under the PPL Retirement Plan are subject to limits set forth in the Internal Revenue Code (the “Code”) and are not subject to any deduction for Social Security benefits or any other offset. Benefits are computed on the basis of the life annuity form of pension at normal retirement age of 65. The SERP is an unfunded, non-contributory plan. Unlike the PPL Retirement Plan, the SERP provides for the inclusion of earnings in excess of the limits contained in the Code including deferred incentive compensation in the calculation of final average earnings, and for any benefit in excess of the limits provided under the Code. Benefits payable under the SERP are computed on the same basis and are offset by PPL Retirement Plan benefits and the maximum Social Security benefit payable at age 65. Benefits under both plans are reduced for retirement prior to age 60. Generally, absent a specifically authorized exception, no benefit is payable under the SERP if years of credited service are less than 10 years.

The following table shows the estimated annual retirement benefits for executive officers payable under the PPL Retirement Plan and the PPL SERP formula.

Estimated Annual Retirement Benefits

at Normal Retirement Age of 65

Five Year Average Annual Compensation	Years of Service

	15 years	20 years	25 Years	30 Years
$ 400,000	120,000	160,000	190,000	220,000
$ 500,000	150,000	200,000	237,500	275,000
$ 600,000	180,000	240,000	285,000	330,000
$ 700,000	210,000	280,000	332,500	385,000
$ 800,000	240,000	320,000	380,000	440,000
$ 900,000	270,000	360,000	427,500	495,000
$1,000,000	300,000	400,000	475,000	550,000
$1,100,000	330,000	440,000	522,500	605,000
$1,200,000	360,000	480,000	570,000	660,000
$1,300,000	390,000	520,000	617,500	715,000
$1,400,000	420,000	560,000	665,000	770,000
$1,500,000	450,000	600,000	712,500	825,000
$1,600,000	480,000	640,000	760,000	880,000
$1,700,000	510,000	680,000	807,500	935,000
$1,800,000	540,000	720,000	855,000	990,000
$1,900,000	570,000	760,000	902,500	1,045,000
$2,000,000	600,000	800,000	950,000	1,100,000

As of January 1, 2004, the years of service under the PPL Retirement Plan for Messrs. Hecht, Biggar, De Simone, Champagne and Miller were 37, 34, 5, 2 and 2, respectively. The years of credited service under the SERP for each of these officers are as follows: Mr. Hecht—30 years, Mr. Biggar—29, Mr. De Simone—15, Mr. Champagne—15, and Mr. Miller—4. The Compensation and Corporate Governance Committee granted additional years of service to both Mr. De Simone and Mr. Miller as a retention mechanism under the SERP. Mr. De Simone and Mr. Miller will be granted additional service up to a maximum of 30 years upon attainment of age 60. The total SERP benefit will not increase beyond 30 years for any participant.

For officers hired on or after January 1, 1998, benefits under the SERP formula were revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit was changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of age 30.

For officers hired prior to January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives (“Named Executive Officers”) for the last three fiscal years, for service for PPL and its subsidiaries. Messrs. Hecht and Biggar also served as directors but received no separate remuneration in that capacity.

Name and Principal Position	Annual Compensation				Long-Term Compensation		All Other Compensation(5) ($)

	Year	Salary(1) ($)	Bonus(1)(2) ($)	Other Annual Compensation(3) ($)	Restricted Stock Award(4) ($)	Options (#)

William F. Hecht Chairman, President and Chief Executive Officer	2003 2002 2001	988,923 950,000 946,924	0 731,738 250,560	0 0 0	1,537,135 477,204 308,409	195,960 202,650 209,440	8,180 7,055 6,824

John R. Biggar Executive Vice President and Chief Financial Officer	2003 2002 2001	444,327 419,540 399,231	145,059 280,371 91,432	0 0 0	380,783 168,896 104,030	69,310 68,260 47,720	7,129 6,310 6,001

Lawrence E. De Simone Executive Vice President-Supply	2003 2002 2001	429,462 409,540 335,579	280,339 273,696 143,448	0 7,885 7,500	172,098 164,892 101,354	67,660 66,550 38,440	6,231 5,674 5,298

Paul T. Champagne President-PPL EnergyPlus, LLC	2003 2002 2001	389,596 375,001 356,539	20,670 192,563 89,422	0 27,614 1,846	397,044 131,768 85,298	38,680 40,000 42,420	6,220 4,579 4,072

James H. Miller President-PPL Generation, LLC(6)	2003 2002 2001	374,327 349,771 300,770	0 189,175 220,000	0 0 0	416,016 123,032 1,149,370	36,100 36,260 0	6,216 5,500 85,852

[1]	Salary and bonus data include deferred cash compensation. Mr. Hecht deferred $52,000 of salary for each of 2003, 2002 and 2001; Mr. Champagne deferred $84,500 in each of 2003 and 2002, and $57,000 in 2001; and Mr. Miller deferred $47,294 in 2002. Bonus data include a one-time employment bonus of $50,000 for Mr. Miller in 2001.
[2]	Messrs. Hecht, Biggar, Champagne and Miller elected to implement an Exchange of $744,728, $145,059, $186,030 and $203,438, respectively, of their cash bonus for 2003 for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program under “Stock Ownership” above. The value of these restricted stock units are reflected under the “Restricted Stock Award” column of this table.
[3]	Includes longevity pay for Messrs. De Simone and Champagne (which is compensation for vacation earned, but not taken) and taxable travel expense of $27,614 paid to Mr. Champagne in 2002.
[4]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2003, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht—29,500 shares ($1,290,625); Mr. Biggar—10,200 shares ($446,250); Mr. De Simone—39,530 shares ($1,729,438); Mr. Champagne—38,350 shares ($1,677,813); and Mr. Miller—36,883 shares ($1,613,631). These year-end data do not include awards made in January 2004 for 2003 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 30,000 shares held by each of Messrs. De Simone, Champagne and Miller that are restricted until October 4, 2007 for Mr. De Simone; May 23, 2018 for Mr. Champagne; and October 1, 2008 for Mr. Miller, under their respective retention agreements discussed below. Includes a one-time restricted common stock grant of 1,193 shares as part of an employment bonus paid to Mr. Miller in 2001.
[5]	Includes Company contributions to the officers’ Deferred Savings Plan and the ESOP accounts. Includes relocation expenses paid to Mr. Miller in 2001.
[6]	On January 1, 2004, Mr. Miller was also named Executive Vice President of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options granted to the Named Executive Officers during 2003.

	Individual Grants(1)				Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2003	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
W. F. Hecht	195,960	24.0%	$36.23	1/21/2013	$2,375,035
J. R. Biggar	69,310	8.5	36.23	1/21/2013	840,037
L. E. De Simone	67,660	8.3	36.23	1/21/2013	820,039
P. T. Champagne	38,680	4.7	36.23	1/21/2013	468,802
J. H. Miller	36,100	4.4	36.23	1/21/2013	437,532

[1]	Exercisable in three equal annual installments beginning January 23, 2004.
[2]	Values indicated are an estimate based on a discounted Black-Scholes option pricing model. The actual value realized, if any, will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the discounted Black-Scholes option pricing model.

Assumptions used for the discounted Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.57%
Volatility	39.94%
Dividend yield	3.48%
Time of exercise	10 years
Risk of forfeiture	94.11%

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes information for the Named Executive Officers concerning exercises of stock options during 2003 and the number and value of all unexercised stock options as of December 31, 2003.

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
W. F. Hecht	281,973	5,052,393	362,727	400,873	3,356,765	2,847,082
J. R. Biggar	76,233	1,136,307	31,813	130,723	14,596	979,901
L. E. De Simone	88,344	1,277,142	25,627	124,839	11,758	954,753
P. T. Champagne	64,731	881,967	28,280	79,486	12,975	562,132
J. H. Miller	0	—	12,087	60,273	122,381	511,350

Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $43.615, the average of the high and low price of PPL common stock on December 31, 2003.

CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into agreements with each of the Named Executive Officers, which provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, or any prior severance agreement.

Each of the agreements continues in effect until December 31, 2005, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits for the 36-month period following separation (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional 36 months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan lapses.

RETENTION AGREEMENTS

PPL has executed agreements with Messrs. Champagne, De Simone and Miller granting them each 30,000 shares of restricted PPL common stock. The restriction period will lapse on May 23, 2018 for Mr. Champagne, October 4, 2007 for Mr. De Simone and October 1, 2008 for Mr. Miller. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause.” In the event Mr. Champagne is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to May 23, 2018, all shares of this restricted stock will be forfeited. In the event Mr. Miller is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to October 1, 2008, all shares of this restricted stock will be forfeited. In the event Mr. De Simone is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to October 4, 2007, all shares of this restricted stock will be forfeited. Mr. De Simone also has a provision in his agreement which provides a benefit to supplement the benefit payable to him under the SERP. This provision refers to the SERP to determine a theoretical SERP benefit after 30 years of service, and then subtracts the actual SERP benefit payable at retirement to yield a benefit amount under this agreement. The benefit is payable at the same time and in the same form as the SERP benefit, but is forfeited if the restricted stock is forfeited. Mr. Miller also has an agreement with the Company that provides the same benefit to supplement the benefit payable to him under the SERP. It utilizes a theoretical SERP benefit after 30 years of service, subtracts the actual SERP benefit to yield a benefit amount under the agreement, and is forfeited if he fails to remain employed by the Company until age 60.

REPORT OF THE COMPENSATION AND CORPORATE

GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION

GENERALLY

The Compensation and Corporate Governance Committee of the Board of Directors of PPL Corporation (the “Company”) establishes compensation and benefit practices for the executive officers of the Company. This Committee is comprised entirely of independent outside directors. For 2003, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other executive officers who are listed in the Summary Compensation Table on page 11 (“executive officers”).

COMPENSATION PHILOSOPHY

In addition to the compensation practices for executive officers discussed below, the Committee also promotes policies that are consistent with the intent of PPL’s compensation philosophy. While a meaningful ownership of PPL common stock by its executives has always been an important part of this compensation philosophy, specific ownership requirements had not been formally adopted. Accordingly, during 2003 the Committee adopted the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of Company Common Stock ranging in value from two times to five times base salary. Executive officers are expected to achieve their minimum Equity Guidelines level by December 31, 2005. Until the minimum ownership amount is achieved, executive officers are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the cost of the exercise). To assist executive officers in achieving or surpassing their minimum ownership amount, in 2003 the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award for restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period. These two programs encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners.

BASE SALARIES

In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by independent, nationally recognized compensation consultants. In addition, the Committee annually reviews the performance of each executive officer to determine the appropriate level of base salary for that executive officer.

The Committee reviewed salary ranges for the executive officers by comparing these salary levels with levels at companies of comparable size to the Company in the energy industry and in general industry. Base salary market comparisons were made against salaries of the comparison companies.

After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salaries and performance of each of the executive officers. The Committee solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other executive officers. In the case of the Chief Executive Officer, the Committee considered the directors’ individual appraisals of his performance in determining his salary. Using this information, the Committee made appropriate salary adjustments for the Chief Executive Officer and the other executive officers, effective as of January 1, 2003.

INCENTIVE AWARDS

Cash Incentive Awards

Cash incentive awards are made to executive officers for the achievement of specific, independent goals established for each calendar year. For 2003, the following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—75%; Executive Vice Presidents—65%; and Senior Vice President and Presidents of principal operating subsidiaries—50%.

Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

The goal categories for 2003 included specific financial and operational measures for the Company and its subsidiaries designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories are allocated 60% to the Company’s earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of the Company’s principal operating subsidiaries. In the case of Messrs. Champagne and Miller, more weight was given to the performance of the particular operating subsidiary for which they are the President.

When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2003 performance.

Restricted Stock Incentive Awards

Restricted Company stock or restricted stock units also are made available to the executive officers based on the achievement of strategic objectives designed to enable the Company to continue to provide value to its shareowners. Goals were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL’s wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen. Annual awards are based on the achievement of these goals. The following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—50%; Executive Vice Presidents—40%; and Senior Vice President and Presidents of principal operating subsidiaries—35%.

Awards are made in the form of restricted stock or restricted stock units equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of equity award encourages executive officers to continue their service at the Company. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.

Stock Option Incentive Awards

The Committee may grant the executive officers options to purchase shares of the Company’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company. As with the cash and restricted stock and stock unit awards discussed above, the stock option grants varied by accountability level based on award targets.

*    *    *    *    *    *

Based on its review of the incentive goals achieved for 2003, the Committee in January 2004 made the following incentive cash and restricted stock unit awards:

	Cash Incentive Awards		Restricted Stock Unit Incentive Awards

Name and Position	Performance Attained	Cash Bonus*	Performance Attained	Restricted Stock Units

William F. Hecht— Chairman, President and Chief Executive Officer	100.3%	$744,728	100%	10,960

John R. Biggar— Executive Vice President and Chief Financial Officer	100.3%	$290,118	100%	3,940

Lawrence E. De Simone— Executive Vice President-Supply	100.3%	$280,339	100%	3,810

Paul T. Champagne— President-PPL EnergyPlus, LLC	106.0%	$206,700	100%	3,020

James H. Miller— President-PPL Generation, LLC	108.5%	$203,438	100%	2,910

*	Messrs. Hecht, Biggar, Champagne and Miller elected to implement an Exchange of $744,728, $145,059, $186,030 and $203,438, respectively, for 23,070, 4,490, 5,770, and 6,300 restricted stock units, respectively, under the terms of the Premium Exchange Program described above.

Finally, the Committee made the following non-qualified stock option awards in January 2003 under the Incentive Compensation Plan: Mr. Hecht—195,960 options; Mr. Biggar—69,310 options; Mr. De Simone—67,660 options; Mr. Champagne—38,680 options; and Mr. Miller— 36,100 options.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In establishing Mr. Hecht’s 2003 salary, the Committee reviewed the salaries of the chief executive officers of the comparison companies referenced above. As a result of this review and directors’ appraisals of Mr. Hecht’s performance, the Committee set his salary at $990,000, effective January 1, 2003.

Based on the Company’s performance on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 75.2% of his salary. Based on the Company’s performance on the strategic goals discussed above, Mr. Hecht received a restricted stock unit award equal to approximately 50% of his salary. In addition, Mr. Hecht was granted stock options in 2003, as described above.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Performance-based compensation in excess of $1,000,000 is deductible if certain criteria are met, including shareowner approval of applicable plans. In this regard, the Company’s Incentive Compensation Plan enables the Company to make stock option awards under that Plan that are deductible under Section 162(m); similarly, the Company’s Short-Term Incentive Plan enables the Company to make cash awards to officers that are deductible under Section 162(m). The Committee will continue to seek ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise the Company’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

The Compensation and Corporate
Governance Committee

E. Allen Deaver, Chair
John W. Conway
Stuart Heydt

STOCK PERFORMANCE GRAPH

The following graph depicts the performance of the Company’s common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor’s 500 Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 64 investor-owned domestic electric utility companies.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

For PPL Corporation, S&P 500 Index, and

EEI Index of Investor-owned Electric Utilities*

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
PPL Corporation	100.00	85.26	174.73	138.37	143.49	187.99
S&P 500 Index	100.00	121.04	110.02	96.95	75.52	97.18
EEI Index of Investor-owned Electric Utilities	100.00	81.40	120.45	109.86	93.68	115.67

*	Assumes investing $100 on 12/31/98 and reinvesting dividends in PPL common stock, S&P 500 Index, and EEI Index of Investor-owned Electric Utilities.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditor for the year ending December 31, 2004, for PPL and its subsidiaries. Services provided to PPL and its subsidiaries by PwC in 2003 are described under “FEES TO INDEPENDENT AUDITOR FOR 2003 AND 2002” below.

FEES TO INDEPENDENT AUDITOR FOR 2003 AND 2002

The following table presents fees billed by PwC for the fiscal years ended December 31, 2003 and December 31, 2002 for professional services rendered for the audit of the Company’s annual financial statements and for fees billed for other services rendered by PwC.

	2003	2002
	(in thousands)
Audit fees(a)	$2,228	$1,732
Audit-related fees(b)	191	281
Tax fees(c)	792	1,386
All other fees(d)	—	355

(a)	Includes audit of annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.
(b)	Fees for audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.
(c)	Fees for international tax consulting and advisory services.
(d)	Fees for financial information system implementation and design services at an international affiliate. PwC no longer provides this type of service to the Company or any of its affiliates.

Approval of Fees. During 2002, the Audit Committee adopted procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of the Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting.

The Audit Committee reviewed all 2003 and 2002 audit and non-audit related fees. Since July 2002, when the Sarbanes-Oxley Act of 2002 was signed into law, the Audit Committee has approved 100% of all fees. There were no services provided by the independent auditor during that time that would fall within the All Other Fees category.

*    *    *    *    *    *

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of PwC. If the shareowners do not ratify the selection of PwC, the selection of independent auditor will be reconsidered by the Audit Committee.

The Board of Directors

recommends that shareowners vote FOR Proposal 2

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter is properly brought before the meeting that requires a vote of the shareowners, it is intended that the persons named as proxies will vote in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with their best judgment.

Policy Statement on Poison Pills. In response to a shareowner proposal that received a majority vote at the Company’s Annual Meeting of Shareowners last year, the Company’s Board of Directors adopted the following policy effective January 23, 2004:

Policy Statement on Poison Pills

The Board of Directors adopts the following policy with respect to shareholder rights plans, commonly known as poison pills. PPL Corporation does not have such a plan, and the Board considers it unlikely that a plan would be considered in the future.

It is our policy not to adopt a poison pill without submitting it to a shareholder vote. If in exercising our fiduciary duty, the Board repeals this policy or adopts a poison pill without prior shareholder approval, we will submit such repeal or the poison pill to a shareholder vote as a separate proposal, at the earliest next special or annual meeting, or action by written consent, of shareholders. It is also our policy that if we adopt any material amendment to the foregoing policy, we will submit any such amended policy to a shareholder vote as a separate proposal, at the earliest next special or annual meeting, or action by written consent, of shareholders.

ADDITIONAL INFORMATION

Method and Expense of Solicitation of Proxies. The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person, over the Internet, by telephone, or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

Shareowner Proposals for the 2005 Annual Meeting. To be included in the proxy material for the 2005 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the Company no later than November 17, 2004. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2005 Annual Meeting.

By Order of the Board of Directors,

Robert J. Grey

Secretary

March 19, 2004

PPL Corporation

AUDIT COMMITTEE CHARTER

Primary Function

The primary function of the Audit Committee is to assist PPL Corporation’s Board of Directors in the oversight of: (i) the integrity of the financial statements of PPL Corporation and its subsidiaries (collectively, the “Company”); (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s independent auditor and internal audit function. Additionally, the Audit Committee is responsible for the Report of the Audit Committee required to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three directors. The members of the Audit Committee shall be non-employees of the Company and shall not have any relationship with the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership and independence requirements of the New York Stock Exchange and any applicable requirements of the Securities and Exchange Commission.

Meetings

The Audit Committee shall hold a minimum of four regular meetings each year and at such other times as it may deem necessary or appropriate.

Responsibilities

The principal duties and responsibilities of the Audit Committee of the Board of Directors are to:

1.	Review the performance and audit results of the independent auditor. The independent auditor is ultimately accountable to the Audit Committee, which has the sole authority to select, evaluate and replace the independent auditor, and to approve all audit engagement fees and terms. The Audit Committee is also responsible for preapproving all audit and non-audit services to be provided by the independent auditor, as well as any significant non-audit relationship with the independent auditor.

2.	Require that the independent auditor submits to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Additionally, the Audit Committee shall obtain and review, at least annually, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

3.	Engage the independent auditor in a dialogue with the Audit Committee with respect to any disclosed relationships, services or fees that may impact the objectivity and independence of the independent auditor and take appropriate action in response to such information to satisfy itself of the auditor’s independence. The Audit Committee may rely on the accuracy and completeness of the information provided by the independent auditor as to the services provided and fees paid and may rely on the representations of management in connection with the Audit Committee’s consideration of the auditor’s independence.

4.

Review and discuss the annual audited financial statements and quarterly financial statements with management, the independent auditor, and internal auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the judgments and acceptability of the application of accounting principles, unusual transactions, and the

A-1

impact of proposed accounting rules, including a discussion of the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” Additionally, the Audit Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Evaluate the overall adequacy and effectiveness of the Company’s system of internal controls and processes by reviewing audit plans and audit results with the independent auditor and the internal auditor. This includes reviewing the results of management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting.

6.	Review and evaluate the Company’s process for identifying, assessing and managing business risks and exposures, and discuss related guidelines and policies.

7.	Review with the independent auditor the scope of the audit and plan for the independent auditor’s annual audit prior to its implementation and review with the independent auditor any audit problems or difficulties and management’s response.

8.	Review the Company’s program for compliance with applicable laws, regulations and standards of integrity.

9.	Review the process and procedures established to raise concerns confidentially regarding accounting and auditing matters. The established procedures relate to the receipt, retention and disposition of complaints received by the Company regarding accounting, internal accounting controls and auditing matters.

10.	Investigate instances of deviation from established codes of conduct or procedures that may affect the propriety and accuracy of the books and records of the Company.

11.	Obtain advice and assistance from independent counsel, accounting, or other advisors as the Audit Committee determines is necessary to carry out its duties, at the expense of the Company.

12.	Review the charter, audit strategy, audit plan, audit results, audit operations, and the overall effectiveness of the internal audit function.

13.	Concur in the appointment or removal by management of the Director—Corporate Audit Services and establish hiring policies for employees or former employees of the independent auditor.

14.	Meet separately with management, the independent auditor and the internal auditor on a periodic basis.

15.	Review the process that the Company has in place to satisfy applicable Securities and Exchange Commission and New York Stock Exchange requirements, including preparation of the Report of the Audit Committee presented in the Company’s annual proxy statement and submission of the Audit Committee Charter in the Company’s annual proxy statement at least once every three years.

16.	Report highlights of the Audit Committee’s activities to the Board of Directors on a regular basis.

Review of Audit Committee Function and Audit Charter

The Audit Committee shall ensure that there is an annual performance evaluation of the Audit Committee. Also, the Audit Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors.

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For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

Manager—Investor Services

PPL Services Corporation

Two North Ninth Street

Allentown, PA 18101

Shareowner Information Line: 800-345-3085

PPL, PPL Energy Supply, LLC, PPL Electric Utilities Corporation and PPL Montana, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2003 is available without charge by writing to the Investor Services Department at the address printed above, by calling the toll-free number, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your Proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the Web site address on your Proxy or follow the instructions that you will be given after dialing the toll-free number on your Proxy. You may also mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,

visit our location on the Internet at

http://www.pplweb.com

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 22, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 22, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do NOT mail your Proxy Card

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 02	William F. Hecht Stuart Heydt	03	W. Keith Smith	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Appointment of Independent Auditor	☐	For	☐	Against	☐	Abstain

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

FRIDAY, APRIL 23, 2004

10:00 AM

LEHIGH UNIVERSITY’S STABLER ARENA

BETHLEHEM, PA

If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s Web site. You can get there by typing in the following address:  http://www.pplweb.com

If you have not previously consented, but would like to access the annual report and proxy materials electronically next year, please give your consent by going to the following site address:  http://www.econsent.com/ppl/

PPL Corporation Two North Ninth Street Allentown, PA 18101	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 23, 2004.

William F. Hecht, John R. Biggar and E. Allen Deaver, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on April 23, 2004, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint William F. Hecht, John R. Biggar and E. Allen Deaver, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

Admission Ticket

PPL Corporation Annual Meeting of Shareowners

10:00 a.m., April 23, 2004

Lehigh University’s Stabler Arena

Bethlehem, Pennsylvania

March 19, 2004

Dear Shareowner,

It is a pleasure to invite you to attend the 2004 Annual Meeting of Shareowners, which will be held at 10:00 a.m. on Friday, April 23, 2004, at Lehigh
University’s Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem. For your convenience, a map showing our meeting location is printed on the back of this ticket.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting. Please follow the instructions on the enclosed proxy card for voting over the Internet, by telephone or by returning your proxy. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

William F. Hecht

Chairman, President and Chief Executive Officer

North to Rt.22
BETHLEHEM
E. 3rd St.
ALLENTOWN
STABLER ARENA
Susquehanna St.
Seidersville Rd.
78
EXIT 67
East to New Jersey
Seidersville Rd.
Creek Rd.
Duh Drive
Mountain Dr.
145
412
SALISBURY TOWNSHIP
Hickory Hill Rd.
Goodman Drive
STABLER ATHLETIC CENTER
Friedensville Rd.
Meadow Rd.
Water St.
Bingen Rd.
West to Harrisburg
78
378
Center Valley Parkway
E. Saucon Valley Road
EXIT 60
309
W. Saucon Valley Road

THIS BALLOT WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION ISGIVEN, WILL BE VOTED FOR PROPOSALS 1 and 2

PleaseMark Herefor AddressChange orComments

☐

SEE REVERSE SIDE

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:

FOR all nominees listed (except as indicated)

WITHHOLD AUTHORITY to vote for all nominees listed

01 William F. Hecht,

☐

☐

02 Stuart Heydt,

03 W. Keith Smith

(INSTRUCTION: To withhold authority to vote for any indicated nominee, write that nominee’s name on the line below.)

FOR

AGAINST

ABSTAIN

2. Ratification of Appointment of Independent Auditor.

☐

☐

☐

Dated:

, 2004

Signature of Shareowner

Signature if held jointly

Please sign exactly as your name(s) appear on the ballot. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ballot.

on April 19, 2004.

Your Internet or telephone vote authorizes the the Trustee of the ESOP to vote your shares in the same manner as if you marked, signed and returned your ballot.

Internet http://www.eproxy.com/ppl

Telephone 1-800-435-6710

Mail

Use the Internet to vote your ballot. Have your ballot card in hand when you access the web site. Follow the simple instructions to obtain your records and create an electronic ballot.

OR

Use any touch-tone telephone to vote your ballot. Have your ballot card in hand when you call. Follow the instructions the voice provides you.

OR

Mark, sign and date your ballot and return it in the enclosed postage-paid envelope.

If you vote your ballot by Internet or by telephone,

please do NOT mail back your ballot.

You can view the Annual Report and Proxy Statement

on the Internet at www.pplweb.com

PPL CORPORATION

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

CONFIDENTIAL BALLOT

This is a ballot for voting your shares of PPL
Corporation Common Stock held in the ESOP Plan. Please complete the ballot and return in the envelope provided or vote by phone or the Internet. Mellon Bank, N.A., as Trustee of the Plan, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on April 23, 2004.

If you do not return your
ballot, or return it unsigned, or do not vote by phone or Internet, the Plan provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.

Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by phone or Internet) to Mellon Bank’s agent for tabulation. Timely receipt of your instructions on a signed ballot form or by phone or Internet is extremely important.

This ballot must be received by the close of business on April 19, 2004 in order for your vote to be counted.

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

Admission Ticket

PPL Corporation Annual Meeting of Shareowners

10:00 a.m., April 23, 2004

Lehigh University’s Stabler Arena

Bethlehem, Pennsylvania

March 19, 2004

Dear Shareowner,

It is a pleasure to invite you to attend the 2004 Annual
Meeting of Shareowners, which will be held at 10:00 a.m. on Friday, April 23, 2004, at Lehigh University’s Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and
Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the ballot card for voting over the Internet, by telephone or by detaching and returning your ballot. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

William F. Hecht

Chairman, President and Chief Executive Officer